Exhibit 5.1

Wright Medical Group N.V.
Prins Bernhardplein 200 1097 JB Amsterdam THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 14 December 2017

Wright Medical Group N.V. – Registration Statement on Form S-3

Ladies and Gentlemen,

(1)	We have acted as legal counsel to Wright Medical Group N.V. (the ‘’Company’’), with respect to matters of Netherlands law, in connection with the registration of 661,753 ordinary shares in the capital of the Company, each with a par value of EUR 0.03 (the “Shares”, and each a “Share”), under a registration statement on Form S-3 (the ‘’Registration Statement’’) and related prospectus (the ‘’Prospectus’’), filed herewith by the Company with the United States Securities and Exchange Commission (the ‘’Commission’’) under the Securities Act of 1933, as amended.

(2)	For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	a share purchase agreement relating to the acquisition of Imascap SAS dated 14 December 2017 between the Company, TMG France SNC and certain selling shareholders named therein (the ‘’Share Purchase Agreement’’);

(d)	the deed of incorporation of the Company dated 23 June 2006 and its articles of association (statuten) as amended on 29 June 2016, which according to the Extract referred to below are the articles of association of the Company as currently in force;

(e)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request

(f)	minutes of an annual general meeting of shareholders of the Company held on 18 June 2015, approving, inter alia, the designation of the Board of Directors of the Company as the authorised body to issue ordinary shares of the Company, to grant rights to acquire ordinary shares of the Company and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof (the “Designation”);

(g)	an extract of the minutes of a meeting of the Board of Directors of the Company held on 25 July 2017 reflecting resolutions authorising, inter alia, the execution by the Company of the Share Purchase Agreement and the performance of its obligations thereunder as well as the issue of the Shares, including the authorisation of the executive director of the Board of Directors of the Company (the “Executive Director”) to determine the final number of Shares issued within the parameters set by the Board of Directors of the Company;

(h)	a written resolution of the Executive Director dated 14 December 2017 to determine the final number of the Shares to be issued, pursuant to the resolution of the Board of Directors of the Company set forth under (2)(g) and to issue the Shares;

(i)	a power of attorney dated 14 December 2017, signed on behalf of the Company in favour of, among others, Tom McAllister for the purpose of, inter alia, the execution on its behalf of the Share Purchase Agreement (the “Power of Attorney”);

(j)	a description of the contribution in kind on the Shares as referred to in section 2:94b of the Dutch Civil Code (the “Contribution”) to be drawn up and signed by all members of the Board of Directors of the Company (the “Description”); and

(k)	a statement as referred to in section 2:94b paragraph 2 of the Dutch Civil Code with respect to the Contribution to be issued by an independent accountant appointed by the Company (the “Auditor’s Opinion”).

(3)	The written resolutions and minutes under (2)(f), (2)(g), and (2)(h) are hereinafter referred to as the “Resolutions”. The Registration Statement, the Prospectus and the Share Purchase Agreement together referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

(4)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	(i) the power, capacity and authority of all parties to enter into and execute each of the Documents; (ii) that each of the Documents will be duly authorized by all parties thereto; and (iii) that each of the Documents will be validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (including but not limited to the Company) under all applicable laws, including the laws by which each of the Documents are expressed to be governed;

(2)

(c)	that each of the Documents constitutes legal, valid and binding obligations of the parties thereto and are enforceable in accordance with their respective terms under all applicable laws;

(d)	that any and all authorizations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required in respect of the execution or performance of each of the Documents have been or will be duly obtained or made, as the case may be;

(e)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(f)	that the Resolutions, the Power of Attorney and the Designation have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof; and

(g)	that in the event that the Shares have been or will be offered in the Netherlands this will be done only in accordance with the Financial Supervision Act.

(5)	This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	the Shares have been duly authorised and validly issued by the Company, fully paid and non-assessable.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)	the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions;

(3)

(c)	the terms “legal”, “valid”, “binding” or “enforceable” (or any combination thereof), where used in this opinion, mean that the relevant obligations are of a type which the courts of the Netherlands generally recognize and enforce; the use of these terms does not suggest that the obligations will necessarily be enforced in accordance with their terms in all circumstances; in particular, enforcement of such obligations in the courts of the Netherlands may be subject to applicable statutes of limitation, interpretation by the court (taking into account the intention of the parties to a contract), the effect of general principles of law including (without limitation) the concepts of reasonableness and fairness (redelijkheid en billijkheid) and abuse of circumstances (misbruik van omstandigheden), and defences based on error (dwaling), fraud (bedrog), duress (dwang), force majeure (overmacht) and set-off (verrekening); and

(d)	when applying the law of a jurisdiction expressed in an agreement to be the governing law of that agreement, the courts of the Netherlands (assuming they have jurisdiction over the matter):

-	will apply overriding mandatory provisions of the laws of the Netherlands irrespective of the law otherwise applicable to the relevant agreement;

-	may give effect to the overriding mandatory provisions of the law of the jurisdiction where the obligations arising out of the agreement have to be or have been performed, in so far as those overriding mandatory provisions render performance of the agreement – in accordance with the law otherwise applicable to it – unlawful;

-	may refuse to apply the law of another jurisdiction if such application is manifestly incompatible with the public policy of the Netherlands; and

-	if all the elements relevant to the situation at the time of the choice of law are located in another country, may apply provisions of the law of that other country and, if that country is an EU member state, provisions of EU law, in so far as those provisions cannot be derogated from by agreement; and

(e)	the term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors.

(8)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(9)	We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully, Stibbe N.V.

/s/ Paul Quist	/s/ Fons Leijten
Paul Quist	Fons Leijten

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